June 4, 2002
Securities and Exchange Commission
Washington, DC 20549
     Re:  PREMIER AXUM ASP, INC
     (Formerly Last Company Clothing, Inc.)
Gentlemen:
We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS"
contained in Premier Axum ASP, Inc.'s  8-K dated June 4, 2002,  and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/Chisholm_& Associates__
Chisholm & Associates
North Salt Lake City, Utah